Exhibit 99.1

20 S. Wacker Drive, Chicago, IL 60606 www.cme.com

Media Contacts
Anita A. Liskey, 312/466.4613
Laurie C. Bischel, 312/648-8698
news@cme.com

FOR IMMEDIATE RELEASE	Investor Contact
John Peschier, 312/930.8491

CME Demonstrates “Bench Strength” of Financial Leadership; Promotes James E. Parisi To Managing Director and Chief Financial Officer

James A. Pribel Promoted To Director & Treasurer

CHICAGO, Oct. 25, 2004 – Chicago Mercantile Exchange Holdings Inc. today announced the appointment of James E. Parisi, a 16 year veteran of the company with a broad range of financial management experience, as Managing Director & Chief Financial Officer of Chicago Mercantile Exchange Holdings Inc. and its subsidiary CME, the largest futures exchange in the United States. Parisi will join CME’s management team and oversee the company’s finance, treasury, investor relations, accounting and strategic sourcing functions. He will assume this role on Nov. 2 and report to Craig Donohue, CME’s Chief Executive Officer.

“Today’s announcement demonstrates the quality of CME’s bench strength and the high caliber of our senior management. Jamie has played a key role in CME’s financial management strategy as we worked through the demutualization process, initial public offering and our growth as a public company,” said Donohue. “Jamie’s knowledge of our industry and business model makes him an invaluable asset to CME. We are proud and delighted to promote him to fill this critical role, and I know he will be an immediate and strong contributor to the execution of our global growth strategy.”

Parisi, 39, replaces David G. Gomach, who announced his departure from CME in July to spend more time with his family. CME engaged Russell Reynolds Associates, a global executive recruitment and management assessment firm with extensive experience in CFO searches for publicly-traded companies, to conduct its CFO search among both internal and external candidates.

Previously, Parisi served as Managing Director & Treasurer, a position he assumed earlier this year. In this role, Parisi was responsible for the financial management of CME’s capital structure, cash management, investments, insurance program and real estate leases. He also had oversight responsibility for the corporate finance area, including management of CME’s five-year financial plan and profitability analyses for both internal and external business opportunities.

Parisi has served in several leadership positions in CME’s finance division since joining the company in 1988 as an internal auditor. Before joining CME, he worked as an auditor for Arthur Andersen LLP. He earned a bachelor’s degree in finance from the University of Illinois in 1987 and an MBA degree in finance from the University of Chicago in 1995.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

The company also announced the promotion of James A. Pribel, 51, to Director & Treasurer. Pribel will be responsible for the financial management of CME’s capital structure, cash management, investments and insurance program.

Pribel joined CME in 2002 as Associate Director & Assistant Treasurer. He previously held a variety of finance roles at United Stationers Inc. from 1978-2001, most recently serving as Vice President, Treasurer and Assistant Secretary. Pribel also worked as an accountant for Grant, Thornton and Co. from 1976-78.

He earned a bachelor’s degree in accounting from the University of Illinois-Chicago in 1976 and a MBA degree in finance from Loyola University in 1982. He is a Certified Public Accountant. He will report to John W. Pietrowicz, Director, Corporate Finance.

Pietrowicz, 40, is responsible for day-to-day management of CME’s corporate finance function, including financial analysis for new business opportunities. Before joining CME in 2003, Pietrowicz served as Chief Financial Officer for the Merchants’ Exchange, an electronic commodities exchange based in Chicago, from 2001-03. He also held financial leadership positions for Ameritech from 1988-2001, most recently serving as Controller of the company’s SecurityLink subsidiary. He began his career as an auditor for Arthur Andersen LLP.

Pietrowicz earned a bachelor’s degree in accounting from the University of Notre Dame in 1986 and an MBA degree in finance from Loyola University in 1992. He is a Certified Public Accountant.

Chicago Mercantile Exchange Holdings Inc. became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the Russell 1000® Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and CME Globex® electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.6 billion per day in settlement payments in the first half of 2004 and managed $39.1 billion in collateral deposits at June 30, 2004.

Chicago Mercantile Exchange, CME, the globe logo and CME Globex are registered trademarks of Chicago Mercantile Exchange Inc. Further information about CME and its products is available on the CME Web site at www.cme.com.

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